UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/19/2007

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8610 N. New Braunfels
Suite 205
San Antonio, TX 78217
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 19, 2007, the Company announced its receipt of a Nasdaq Staff Determination indicating that the Company has not regained compliance with Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"), and as a result, the Company's common stock is subject to delisting from the Nasdaq Capital Market. On July 21, 2006, Nasdaq notified the Company that the minimum bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with the Rule. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until January 17, 2007, to regain compliance with the Rule. As the Company has failed to come into compliance with the Rule and has failed to meet the initial inclusion criteria set forth in Marketplace Rule 4310(c), the Company's common stock is subject to delisting from the Nasdaq Capital Market.
However, pursuant to applicable NASD Marketplace Rules, if the Company requests a hearing on the Nasdaq Staff's determination to a Nasdaq Listing Qualifications Panel by January 25, 2007, the delisting of the stock pending the Panel's review and determination will be stayed. The Company intends to request such a hearing. Hearings generally are held 30 to 45 days after the request. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing. If the Company is unsuccessful, the Company may appeal any adverse decision of the Panel to the Nasdaq Listing and Hearing Review Council. Any such appeal by the Company would not stay the ruling of the Listing Qualifications Panel.

A copy of the press release announcing the notice of delisting from Nasdaq is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

99.1 Press release dated January 19, 2007, announcing receipt of delisting notice from Nasdaq.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: January 19, 2007	By:	/s/ Lori Jones
Lori Jones
CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated January 19, 2007, announcing communication from Nasdaq